Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE SECOND QUARTER

ENDED JUNE 30, 2019

Tontitown, Arkansas, July 15, 2019......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $8.7 million, or diluted earnings per share of $1.45, for the quarter ended June 30, 2019, and net income of $17.0 million, or diluted earnings per share of $2.84, for the six-month period then ended. These results include non-cash, non-operating losses associated with our investments in marketable equity securities which decreased diluted earnings per share by $0.10 for the second quarter of 2019. These results compare to net income of $7.3 million, or diluted earnings per share of $1.17, and net income of $8.7 million, or diluted earnings per share of $1.39, respectively, for the three and six months ended June 30, 2018. These results include non-cash, non-operating gains associated with our investments in marketable equity securities which increased diluted earnings per share by $0.04 for the second quarter of 2018.

Revenue, before fuel surcharge, decreased 0.5% to $112.4 million for the second quarter of 2019 compared to $112.9 million for the second quarter of 2018. Fuel surcharge revenue decreased 7.9% to $20.6 million for the second quarter of 2019 compared to $22.4 million for the second quarter of 2018. Total operating revenue decreased 1.7% to $133.0 million for the second quarter of 2019 compared to $135.3 million for the second quarter of 2018. Revenue, before fuel surcharge, increased 5.1% to $222.7 million for the first six months of 2019 compared to $212.0 million for the first six months of 2018. Fuel surcharge revenue decreased 8.9% to $39.0 million for the first six months of 2019 compared to $42.8 million for the first six months of 2018. Total operating revenue increased 2.7% to $261.7 million for the first six months of 2019 compared to $254.8 million for the first six months of 2018.

Daniel H. Cushman, President of the Company, commented, “We are very pleased with our financial performance for the second quarter 2019, which resulted in our best second quarter operating income on record, and the second best quarterly operating income in the Company’s history. Eleven of our last thirteen months have each set records for operating income for their respective month, and the two months that did not set a record were the second best for their respective month.

“This streak of success in operating income growth was achieved largely through fleet growth while modestly improving our operating margin to more acceptable levels. Fleet growth was facilitated by rate increases granted by customers over this time period, which allowed us to increase driver and contractor rates to make ourselves more attractive in an increasingly competitive driver market while also decreasing turnover. Other than driver compensation, margin improvement was also offset to some degree by increasing costs for items such as replacement equipment, recruiting and insurance, among others.

“As the year has progressed, we have experienced a more balanced market than comparative periods during 2018 and have been increasingly challenged to hold customer rates at levels that cover the new ‘normal’ increased driver and owner operator rates, and that cover various other increased costs while maintaining acceptable margins. While we have not conceded to pressure to decrease rates on existing lanes, the market has not allowed the addition of new business at similar margins that were achieved during the comparative periods in 2018.

“Many shippers have expressed intentions of returning rates to levels seen prior to the 2018 increases. However, these increases were, in large part, passed through by many carriers, including us, to drivers and owner operators in an effort to increase the competiveness of the truck driving profession with other career opportunities and to increase the pool of available driver capacity. This increase combined with increases in other operating costs means that rate decreases can only be granted through giving up margin.

“It’s been said that 2019 has been a bad year in terms of freight demand, but this has not been our experience. While demand has not been as strong as comparative periods in 2018, it has been much better for us than 2016 and 2017 when we last experienced downward rate pressure. Despite driver rate increases, driver recruiting and retention continues to be one of the greatest challenges to our industry, and we do not believe that the rate increases granted to date have resolved the driver shortage issue. We also do not expect to experience significant price decreases in any material operating costs in the near term. In the event that demand strengthens, we believe that the current trend of downward rate pressure will reverse.

“Mexico continues to be an area where we see growth, both from asset and non-asset service offering. Northbound demand currently exceeds our asset availability, so we are growing through various alternative capacity offerings, including brokerage and in our B1 driver solution.

“We have also seen demand for dedicated service offerings on par with 2018 levels. Some of our success in growing dedicated business has come from an automotive customer with which we recently secured a significant piece of business for a three-year term. As in the past, we continue to be a major service provider to the automotive industry and our success in this area of our business continues to be strong. Our expertise in the automotive sector has made us a ‘go to’ carrier for many OEM’s and continues to provide additional growth opportunities. Although the automotive industry in general is considered to be going through a down year, opportunities continue to present themselves due to new models and some reengineering on the part of our customers.

“Our Logistics division continues to perform well despite a decrease in spot market rates. The decrease in spot rates did negatively impact revenue for the periods compared; however, this division is superbly managed and our current margins are superior to the 2018 margins.”

About P.A.M. Transportation Services, Inc.

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Forward-Looking Statements

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, and license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to develop and implement suitable information technology systems and prevent failures in or breaches of such systems; litigation, including litigation related to alleged violations under the Fair Labor Standards Act and the Arkansas Minimum Wage Law; general risks associated with doing business in Mexico, including, without limitation, exchange rate fluctuations, inflation, import duties, tariffs, quotas, political and economic instability and terrorism; the potential impact of new laws, regulations or policy, including, without limitation, tariffs, import/export, trade and immigration regulations or policies; a significant reduction in or termination of the Company's trucking service by a key customer; losses or fluctuations in the value of our marketable equity securities portfolio; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited) (in thousands, except earnings per share)

	Quarter Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018

Revenue, before fuel surcharge	$112,352	$112,881	$222,696	$211,985
Fuel surcharge	20,648	22,421	38,990	42,776
Operating Revenue	133,000	135,302	261,686	254,761

Operating expenses and costs:
Salaries, wages and benefits	30,603	29,971	61,667	58,610
Operating supplies and expenses	24,520	23,506	48,032	46,176
Rent and purchased transportation	43,353	52,075	87,907	97,992
Depreciation	13,614	12,734	26,801	24,358
Insurance and claims	4,061	4,451	8,175	8,719
Other	3,539	3,067	6,533	5,648
Loss (gain) on disposition of equipment	99	(519)	(327)	(515)
Total operating expenses and costs	119,789	125,285	238,788	240,988

Operating income	13,211	10,017	22,898	13,773

Interest expense	(2,059)	(1,355)	(4,099)	(2,515)
Non-operating (loss) income	(197)	632	3,275	(247)

Income before income taxes	10,955	9,294	22,074	11,011
Income tax expense	2,301	2,005	5,119	2,335

Net income	$8,654	$7,289	$16,955	$8,676

Diluted earnings per share	$1.45	$1.17	$2.84	$1.39

Average shares outstanding – Diluted	5,949	6,229	5,962	6,257

	Quarter Ended June 30,		Six Months Ended June 30,
Truckload Operations	2019	2018	2019	2018

Total miles (in thousands)	54,414	57,183	108,606	112,749
Operating ratio (1)	87.06%	90.26%	88.97%	93.16%
Empty miles factor	6.77%	6.08%	7.15%	6.25%
Revenue per total mile, before fuel surcharge	$1.71	$1.56	$1.68	$1.51
Total loads	103,015	103,511	202,540	198,486
Revenue per truck per work day	$703	$743	$702	$725
Revenue per truck per week	$3,515	$3,716	$3,510	$3,625
Average company-driver trucks	1,520	1,324	1,489	1,279
Average owner operator trucks	545	550	563	550

Logistics Operations
Total revenue (in thousands)	$19,485	$23,750	$39,817	$42,330
Operating ratio	93.87%	94.39%	93.13%	94.88%

1)

Operating ratio has been calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We used revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.